Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q3 2026 FINANCIAL RESULTS
Declares Record Dividend of $1.05 per Share for Q3 2026
Projects Another Dividend of Greater Than $1 Per Share in Q4 2026
New York, New York, November 4, 2026 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and nine months ended September 30, 2026.

Third Quarter 2026 and Year-to-Date Highlights

•	Dividend
o	Declared a record $1.05 per share dividend for Q3 2026, 600% higher than Q3 2025
o	29th consecutive quarterly dividend
■	Cumulative dividends of $9.765 per share or approximately 39% of our current share price[1]
o	Q3 2026 dividend is payable on or about November 23, 2026 to all shareholders of record as of November 16, 2026
o	Q4 2026 projected dividend reiterated at greater than $1 per share based on current fixtures and assuming the current FFA curve[2]
•	Q3 2026 financial results
o	Net income of $38.0 million, or basic and diluted earnings per share of $0.87 and $0.85, respectively
o	Adjusted net income of $39.2 million or basic and diluted earnings per share of $0.89 and $0.88, respectively[3]
o	Adjusted EBITDA:[3] $68.1 million, an increase of 214% YOY
o	Voyage revenues: $151.9 million
■	Net revenue:[3] $104.6 million
■	Average daily fleet-wide TCE[3]: $27,539 per day
•	Estimated Q4 2026 TCE to date
o	$30,102 for 66% of our owned fleet available days[3]

John C. Wobensmith, Chairman and Chief Executive Officer, commented, “The strength of Genco’s Comprehensive Value Strategy was once again evident in the third quarter, as we capitalized on a robust drybulk market to generate strong earnings and dividends for shareholders. Since the inception of our value strategy in 2021, we have taken deliberate steps to transform Genco into a low-leverage, high-dividend company, renewing and investing in our fleet of premium-earning assets, driving industry-low breakeven levels and enhancing our leading commercial platform. During the quarter, we further increased our earnings power by taking delivery of our third high-specification, premium earning Capesize vessel this year, bringing our total investments in Capesize and Newcastlemax vessels to $408 million since Q4 2023. Through these executed strategic actions, we have delivered a multi-year high TCE in Q3 and a record dividend of $1.05 per share, representing a 600% year‑over‑year increase for Q3 and a 31% increase over Q2 2026. This marks our 29th consecutive quarterly dividend, the longest period in our peer group, with cumulative dividends totaling $9.765 per share. Based on our significant operating leverage, firm fixtures to date, and the current FFA curve, we reiterate a projected dividend of over $1 per share in Q4. The market remains strong, and we are well positioned to continue executing our Comprehensive Value Strategy and delivering strong returns and value to shareholders in Q4 and beyond.”
1 Genco share price as of November 3, 2026.
2 Q4 2026 projected dividend shown is based on fixtures to date (currently representing 66% of our owned fleet available days), assuming the current FFA curve for the balance of the quarter and estimated expense levels and utilization as described in the appendix to our Q3 2026 earnings presentation posted on our website under “Investors – Events and Presentations.” Given freight market volatility, the FFA curve is subject to change.
3 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Adjusted net income and adjusted EBITDA exclude non-cash impairment charges, other operating expense, net gains on vessel sales and unrealized losses on fuel hedges. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q4 2026 TCE, this estimate is based on both period and current spot fixtures, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.
Comprehensive Value Strategy
Genco’s Comprehensive Value Strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: maintain low financial leverage and a low cash flow breakeven rate, and
•	Growth: opportunistically renewing and growing our asset base

Key characteristics of our strategy include:
•	Net loan-to-value of 18% at September 30, 2026[4]
•	Strong liquidity position of $394.6 million at September 30, 2026, which consists of:
o	$94.6 million in cash on the balance sheet
o	$300.0 million of undrawn revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

4 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of September 30, 2026 divided by estimates of the market value of our fleet based on the average of broker valuations received from two independent third-party firms as of October 15, 2026. The actual market value of our vessels may vary.

Fleet Renewal and Growth
The Company took delivery of the Genco Volunteer, a 2019 Imabari built 182,000 dwt scrubber-fitted Capesize vessel, on August 12, 2026.

Dividend Policy
Genco declared a cash dividend of $1.05 per share for the third quarter of 2026. The Q3 2026 dividend is payable on or about November 23, 2026 to all shareholders of record as of November 16, 2026.
Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve.
Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q3 2026 dividend:
Dividend calculation	Q3 2026 actual
Net revenue	$105
Operating expenses	$(39)
Operating cash flow	$66
Less: voluntary quarterly reserve	$(19.5)
Cash flow distributable as dividends	$46
Dividend per share	$1.05
Numbers in millions except per share amounts
Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation.

The voluntary quarterly reserve for the fourth quarter of 2026 under the Company’s dividend formula is targeted at $19.5 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market while continuing to invest in our fleet. Subject to the development of freight rates for the remainder of the fourth quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors in its discretion, and our Board has generally set the reserve based on anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve each quarter for the next quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “We are pleased to have delivered another quarter of strong results, driven by our significant operating leverage and further expansion of our premium earning asset base. Importantly, our fleet investments continue to enhance our cash flow generation and increase Genco’s net asset value for the benefit of shareholders. During the quarter, we delivered adjusted EBITDA of 214% higher on a year-over-year basis while declaring the highest dividend in Genco’s history. Benefitting from a firm drybulk market, industry low breakeven levels, and an 18% net loan-to-value, we expect another strong dividend in the fourth quarter. With nearly $400 million of available liquidity, we remain well positioned to continue to capitalize on attractive growth opportunities and further expand our earnings power and dividend capacity.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Strategically booking longer term fixed rate coverage based on market timing and management’s outlook

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Based on current fixtures to date, our estimated TCE to date for the fourth quarter of 2026 on a load-to-discharge basis is presented below. Actual rates for the fourth quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the fourth quarter of 2026. At the same time, expenses for uncontracted days will be recognized as incurred.

Estimated net TCE - Q4 2026 to Date
Vessel Type	TCE	% Fixed
Newc/Cape	$40,187	64%
Ultra/Supra	$22,145	67%
Total	$30,102	66%

Our index-linked charters are listed below

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Lion	Capesize	179,185	2012	99.5% of BCI + scrubber	14-16 months	Mar-27
Genco Bear	Capesize	177,717	2010	100% of BCI + scrubber	14-17 months	May-27
Genco Wolf	Capesize	177,752	2010	100.5% of BCI + scrubber	13-16 months	Sep-27

Financial Review: Third Quarter 2026

The Company recorded net income for the third quarter of 2026 of $38.0 million, or $0.87 and $0.85 basic and diluted earnings per share, respectively. Adjusted net income of $39.2 million or basic and diluted earnings per share of $0.89 and $0.88, respectively, excluding impairment of vessels assets of $0.6 million, other operating expense of $0.4 million and unrealized loss on fuel hedges of $0.2 million. Comparatively, for the three months ended September 30, 2025, the Company recorded a net loss of $1.1 million, or $0.02 basic and diluted net loss per share. Adjusted net loss for the three months ended September 30, 2025 amounted to $0.4 million, or $0.01 basic and diluted net loss per share, excluding a loss on debt extinguishment of $0.7 million.

Revenue / TCE
The Company’s revenues increased to $151.9 million for the three months ended September 30, 2026 as compared to $79.9 million recorded for the three months ended September 30, 2025, primarily due to higher rates earned by our major and minor bulk vessels, the operation of a larger fleet, as well as fewer drydocking days during the three months ended September 30, 2026 as compared to the three months ended September 30, 2025. The average daily time charter equivalent, or TCE, rates for the Company’s fleet was $27,539 per day for the three months ended September 30, 2026 as compared to $15,959 per day for the three months ended September 30, 2025.

Voyage expenses
Voyage expenses increased to $44.9 million for the three months ended September 30, 2026 from $24.8 million during the corresponding prior year period. The increase was primarily due to the operation of a larger fleet, higher bunker consumption and higher overall port and agency fees.

Vessel operating expenses
Vessel operating expenses increased to $27.5 million for the three months ended September 30, 2026 from $24.4 million for the three months ended September 30, 2025. Daily vessel operating expenses, or DVOE, amounted to $6,855 per vessel per day for the third quarter of 2026 compared to $6,312 per vessel per day for the third quarter of 2025. The increase in DVOE was primarily due to higher crew and insurance costs, as well as the timing of the purchase of stores.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on current estimates, our DVOE budget for Q4 2026 is $6,750 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses increased to $7.8 million for the third quarter of 2026 compared to $7.6 million for the third quarter of 2025.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $23.4 million for the three months ended September 30, 2026 from $19.3 million for the three months ended September 30, 2025 primarily due to an increase in vessel depreciation expense for vessels delivered during the fourth quarter of 2025 and nine months ended September 30, 2026, as well as an increase in drydocking amortization expense for certain vessels in our fleet.

EBITDA
EBITDA for the three months ended September 30, 2026 was $66.9 million compared to $21.0 million during the prior year period. During the three months ended September 30, 2026 and 2025, EBITDA included impairment of vessel assets, other operating expenses, losses on debt extinguishment as well as unrealized losses on fuel hedges. Excluding these items, our adjusted EBITDA was $68.1 million and $21.7 million, for the respective periods.

Financial Review: Nine Months 2026

The Company recorded net income of $64.0 million, or $1.46 and $1.44 basic and diluted earnings per share, respectively, for the nine months ended September 30, 2026. This compares to a net loss of $19.8 million, or $0.46 basic and diluted net loss per share, for the nine months ended September 30, 2025. Adjusted net income of $79.8 million or basic and diluted earnings per share of $1.82 and $1.79, respectively, excluding impairment of vessels assets of $2.4 million, net gain on sale of vessels of $4.0 million, other operating expense of $17.3 million and unrealized loss on fuel hedges of $0.2 million. Comparatively, for the nine months ended September 30, 2025, the Company recorded a net loss of $19.8 million, or $0.46 basic and diluted net loss per share. Adjusted net loss for the nine months ended September 30, 2025 amounted to $18.4 million, or $0.43 basic and diluted net loss per share, excluding impairment of vessel assets of $0.7 million and a loss on debt extinguishment of $0.7 million.

Revenue / TCE
The Company’s revenues increased to $402.7 million for the nine months ended September 30, 2026 compared to $232.1 million for the nine months ended September 30, 2025, primarily due to higher rates earned by our major and minor bulk vessels, the operation of a larger fleet, as well as fewer drydocking days during the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025. TCE rates obtained by the Company increased to $23,751 per day for the nine months ended September 30, 2026 from $13,813 per day for the nine months ended September 30, 2025.

Voyage expenses
Voyage expenses increased to $125.3 million for the nine months ended September 30, 2026 from $84.2 million for the same period in 2025. The increase was primarily due to the operation of a larger fleet, higher bunker consumption, as well as higher overall port and agency fees.

Vessel operating expenses
Vessel operating expenses increased to $80.6 million for the nine months ended September 30, 2026 from $73.1 million for the nine months ended September 30, 2025. DVOE was $6,806 for the nine months of 2026 versus $6,371 in the nine months of 2025. The increase in DVOE was primarily due to the higher crew and insurance costs, as well as the timing of the purchase of stores.

General and administrative expenses
General and administrative expenses for the nine months ended September 30, 2026 increased to $23.8 million as compared to $22.5 million in the same period of 2025, primarily due to higher nonvested stock amortization expense.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $66.8 million for the nine months ended September 30, 2026 from $55.1 million for the nine months ended September 30, 2025 due to an increase in vessel depreciation expense for vessels delivered during the fourth quarter of 2025 and the nine months ended September 30, 2026, as well as an increase in drydocking amortization expense for certain vessels in our fleet.

EBITDA
EBITDA for the nine months ended September 30, 2026 amounted to $145.2 million compared to $42.6 million during the corresponding prior year period. During the nine months of 2026 and 2025, EBITDA included a gain on sale of vessels, impairment of vessel assets, other operating expenses, losses on debt extinguishment, as well as unrealized losses on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $161.1 million and $43.9 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2026 and 2025 was $115.4 million and $16.0 million, respectively. This increase in cash provided by operating activities was primarily due to higher rates earned by our major and minor bulk vessels, as well as changes in working capital. Additionally, there was a decrease in drydocking costs incurred during the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025 due to fewer drydockings during the nine months ended September 30, 2026 as compared to the same period during 2025.

Net cash used in investing activities for the nine months ended September 30, 2026 and 2025 was $182.1 million and $17.8 million, respectively. This fluctuation was primarily a result of a $186.6 million increase in the purchase of vessel assets in 2026 due to the purchase of the Genco Stars and Stripes, the Genco Valkyrie and the Genco Volunteer, which were delivered on March 5, 2026, March 24, 2026 and August 12, 2026, respectively. This increase in net cash used in investing activities was partially offset by $21.0 million net proceeds from the sale of the Genco Picardy and the Genco Predator on March 30, 2026 and April 15, 2026, respectively.

Net cash provided by financing activities during the nine months ended September 30, 2026 and 2025 was $105.7 million and $47.7 million, respectively.  Overall credit facility related cash inflows increased by $100.0 million during the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025. On February 27, 2026, the $600 Million Revolver was refinanced with the $680 Million Revolver. As part of the debt modification, $4.3 million was settled net among the lenders of the $600 Million Revolver and $680 Million Revolver.  Additionally, on July 10, 2025, the $500 Million Revolver was refinanced with the $600 Million Revolver. As part of the debt modification, $15.3 million was settled net among the lenders of the $500 Million Revolver and $600 Million Revolver. The fluctuation in net cash provided by financing activities is primarily due to drawdowns totaling $180.0 million on the $600 Million Revolver and the $680 Million Revolver made by the Company during the nine months ended September 30, 2026 as compared to drawdowns of only $80.0 million on the $600 Million Revolver and the $500 Million Revolver, respectively, during the nine months ended September 30, 2025. Additionally, there was a $5.1 million decrease year over year in the payment of deferred financing costs related to the aforementioned refinancings of our credit facility agreements. These increases in cash provided by financing activities were partially offset by a $46.4 million increase in the payment of dividends during the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025.

Capital Expenditures

Genco’s fleet consists of 44 vessels with an average age of 12.9 years and an aggregate capacity of approximately 5,117,000 dwt:

•	Two Newcastlemaxes and 18 Capesizes
•	15 Ultramaxes and nine Supramaxes

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2026 and 2027 to be:

Estimated costs ($ in millions)	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027
Drydock Costs (1)	$6.10	$9.60	$2.20	$7.30	$7.30
Fleet Upgrade Costs (2)	$0.14	$0.14	$-	$-	$-
Total Costs	$6.24	$9.74	$2.20	$7.30	$7.30
Estimated Offhire Days (3)	120	165	35	135	130

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of fuel efficiency and other upgrades are expected to be funded with cash on hand.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q4 2026 consists of 60 total days for one Capesize and 60 total days for two Ultramaxes.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$151,855	$79,921	$402,698	$232,130
Total revenues	151,855	79,921	402,698	232,130

Operating expenses:
Voyage expenses	44,938	24,810	125,299	84,169
Vessel operating expenses	27,459	24,391	80,555	73,055
Charter hire expenses	1,984	106	8,465	4,425
General and administrative expenses (inclusive of nonvested stock amortization	7,751	7,584	23,764	22,477
expense of $2,187, $1,919, $6,262 and $5,195, respectively)
Technical management expenses	1,073	1,265	2,912	3,821
Depreciation and amortization	23,359	19,298	66,764	55,095
Impairment of vessel assets	643	-	2,368	651
Net gain on sale of vessels	-	-	(4,017)	-
Other operating expense	397	-	17,274	-
Total operating expenses	107,604	77,454	323,384	243,693

Operating income (loss)	44,251	2,467	79,314	(11,563)

Other (expense) income:
Other expense	(617)	(104)	(390)	(350)
Interest income	833	388	2,103	1,000
Interest expense	(6,378)	(3,151)	(16,626)	(8,258)
Loss on debt extinguishment	-	(678)	-	(678)
Other expense, net	(6,162)	(3,545)	(14,913)	(8,286)

Net income (loss)	$38,089	$(1,078)	$64,401	$(19,849)

Less: Net income (loss) attributable to noncontrolling interest	86	(25)	440	$(72)

Net income (loss) attributable to Genco Shipping & Trading Limited	$38,003	$(1,053)	$63,961	$(19,777)

Net earnings (loss) per share - basic	$0.87	$(0.02)	$1.46	$(0.46)

Net earnings (loss) per share - diluted	$0.85	$(0.02)	$1.44	$(0.46)

Weighted average common shares outstanding - basic	43,922,464	43,414,340	43,834,475	43,322,949

Weighted average common shares outstanding - diluted	44,634,839	43,414,340	44,540,519	43,322,949

	September 30, 2026	December 31, 2025
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$94,611	$55,540
Due from charterers, net	23,985	14,284
Prepaid expenses and other current assets	13,826	14,053
Inventories	28,972	25,187
Total current assets	161,394	109,064

Noncurrent assets:
Vessels, net of accumulated depreciation of $408,481 and $372,525, respectively	1,100,139	939,327
Deposits on vessels	-	14,585
Deferred drydock, net	58,544	62,389
Fixed assets, net	7,581	7,492
Operating lease right-of-use assets	4,957	5,251
Total noncurrent assets	1,171,221	1,029,044

Total assets	$1,332,615	$1,138,108

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$42,687	$36,843
Deferred revenue	19,876	8,826
Total current liabilities	62,563	45,669

Noncurrent liabilities
Long-term operating lease liabilities	5,773	5,539
Long-term debt, net of deferred financing costs of $9,836 and $10,920, respectively	370,164	189,080
Total noncurrent liabilities	375,937	194,619

Total liabilities	438,500	240,288

Commitments and contingencies

Equity:
Common stock	436	432
Additional paid-in capital	1,397,774	1,465,134
Accumulated deficit	(505,121)	(569,082)

Total Genco Shipping & Trading Limited shareholders' equity	893,089	896,484
Noncontrolling interest	1,026	1,336
Total equity	894,115	897,820

Total liabilities and equity	$1,332,615	$1,138,108

	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$64,401	$(19,849)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	66,764	55,095
Amortization of deferred financing costs	1,919	1,595
Right-of-use asset amortization	294	1,007
Amortization of nonvested stock compensation expense	6,262	5,195
Impairment of vessel assets	2,368	651
Net gain on sale of vessels	(4,017)	-
Loss on debt extinguishment	-	678
Insurance proceeds for protection and indemnity claims	357	80
Insurance proceeds for loss of hire claims	-	6
Change in assets and liabilities:
(Increase) decrease in due from charterers	(9,701)	7,435
(Increase) decrease in prepaid expenses and other current assets	(1,518)	1,666
(Increase) decrease in inventories	(3,785)	687
Increase in accounts payable and accrued expenses	3,821	16,470
Increase in deferred revenue	11,050	36
Increase (decrease) in operating lease liabilities	234	(1,579)
Deferred drydock costs incurred	(23,013)	(53,180)
Net cash provided by operating activities	115,436	15,993

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(202,314)	(15,734)
Purchase of other fixed assets	(2,173)	(2,886)
Net proceeds from sale of vessels	21,038	-
Insurance proceeds for hull and machinery claims	1,388	864
Net cash used in investing activities	(182,061)	(17,756)

Cash flows from financing activities
Proceeds from the $680 Million Revolver	119,287	-
Proceeds from the $600 Million Revolver	65,000	85,333
Repayments on the $600 Million Revolver	(4,287)	-
Proceeds from the $500 Million Revolver	-	10,000
Repayments on the $500 Million Revolver	-	(15,333)
Cash dividends paid	(72,719)	(26,321)
Cash dividends paid to noncontrolling interest	(750)	-
Payment of deferred financing costs	(835)	(5,970)
Net cash provided by financing activities	105,696	47,709

Net increase in cash, cash equivalents and restricted cash	39,071	45,946

Cash and cash equivalents at beginning of period	55,540	44,005
Cash and cash equivalents at end of period	$94,611	$89,951

		Three Months Ended September 30, 2026
Net Income Reconciliation		(unaudited)
Net income attributable to Genco Shipping & Trading Limited		$38,003
+	Impairment of vessel assets	643
+	Other operating expense	397
+	Unrealized loss on fuel hedges	197
	Adjusted net income	$39,240

	Adjusted net earnings per share - basic	$0.89
	Adjusted net earnings per share - diluted	$0.88

	Weighted average common shares outstanding - basic	43,922,464
	Weighted average common shares outstanding - diluted	44,634,839

	Weighted average common shares outstanding - basic as per financial statements	43,922,464
	Dilutive effect of stock options	42,903
	Dilutive effect of performance based restricted stock units	305,247
	Dilutive effect of restricted stock units	364,225
	Weighted average common shares outstanding - diluted as adjusted	44,634,839

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited	$38,003	$(1,053)	$63,961	$(19,777)
+ Net interest expense	5,545	2,763	14,523	7,258
+ Depreciation and amortization	23,359	19,298	66,764	55,095
EBITDA(1)	$66,907	$21,008	$145,248	$42,576

+ Impairment of vessel assets	643	-	2,368	651
+ Net gain on sale of vessels	-	-	(4,017)	-
+ Other operating expense	397	-	17,274	-
+ Unrealized loss on fuel hedges	197	9	197	3
+ Loss on debt extinguishment	-	678	-	678
Adjusted EBITDA	$68,144	$21,695	$161,070	$43,908

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	44	42	44	42
Average number of vessels (2)	43.5	42.0	43.4	42.0
Total ownership days for fleet (3)	4,006	3,864	11,836	11,466
Total chartered-in days (4)	28	10	452	473
Total available days for fleet (5)	3,826	3,457	11,774	10,865
Total available days for owned fleet (6)	3,798	3,447	11,322	10,392
Total operating days for fleet (7)	3,807	3,429	11,706	10,749
Fleet utilization (8)	98.2%	98.1%	98.7%	98.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$27,539	$15,959	$23,751	$13,813
Daily vessel operating expenses per vessel (10)	6,855	6,312	6,806	6,371

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Newcastlemax	184.0	-	400.9	-
Capesize	1,613.7	1,472.0	4,690.7	4,368.0
Ultramax	1,380.0	1,380.0	4,095.0	4,095.0
Supramax	828.0	1,012.0	2,649.3	3,003.0
Total	4,005.7	3,864.0	11,835.9	11,466.0

Chartered-in days
Newcastlemax	-	-	-	-
Capesize	-	-	-	-
Ultramax	-	10.3	313.3	311.4
Supramax	27.6	-	138.4	161.6
Total	27.6	10.3	451.7	473.0

Available days (owned & chartered-in fleet)
Newcastlemax	184.0	-	394.8	-
Capesize	1,484.0	1,136.5	4,405.7	3,713.0
Ultramax	1,313.1	1,355.5	4,264.4	4,271.3
Supramax	844.5	965.0	2,708.8	2,880.7
Total	3,825.6	3,457.0	11,773.7	10,865.0

Available days (owned fleet)
Newcastlemax	184.0	-	394.8	-
Capesize	1,484.0	1,136.5	4,405.7	3,713.0
Ultramax	1,313.1	1,345.2	3,951.1	3,959.9
Supramax	816.9	965.0	2,570.4	2,719.1
Total	3,798.0	3,446.7	11,322.0	10,392.0

Operating days
Newcastlemax	184.0	-	394.4	-
Capesize	1,480.4	1,127.9	4,381.4	3,652.9
Ultramax	1,304.1	1,338.7	4,241.6	4,226.6
Supramax	838.2	962.6	2,688.9	2,869.1
Total	3,806.7	3,429.2	11,706.3	10,748.6

Fleet utilization
Newcastlemax	100.0%	-	99.9%	-
Capesize	98.9%	97.1%	98.9%	97.0%
Ultramax	97.2%	98.0%	98.6%	98.5%
Supramax	98.0%	99.7%	98.2%	99.0%
Fleet average	98.2%	98.1%	98.7%	98.1%

Average Daily Results:
Time Charter Equivalent
Newcastlemax	$41,315	$-	$36,781	$-
Capesize	36,980	21,380	32,399	16,926
Ultramax	20,629	13,687	17,692	12,704
Supramax	18,395	12,741	16,239	11,179
Fleet average	27,539	15,959	23,751	13,813

Daily vessel operating expenses
Newcastlemax	$6,816	$-	$6,608	$-
Capesize	6,653	7,017	6,935	6,961
Ultramax	6,879	5,724	6,422	5,808
Supramax	7,217	6,090	7,202	6,283
Fleet average	6,855	6,312	6,806	6,371

1)
EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However, it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the fourth quarter of 2026 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the fourth quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$151,855	$79,921	$402,698	$232,130
Voyage expenses (in thousands)	44,938	24,810	125,299	84,169
Charter hire expenses (in thousands)	1,984	106	8,465	4,425
Realized (loss) gain on fuel hedges (in thousands)	(337)	-	(26)	12
	104,596	55,005	268,908	143,548

Total available days for owned fleet	3,798	3,447	11,322	10,392
Total TCE rate	$27,539	$15,959	$23,751	$13,813

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 44 vessels with an average age of 12.9 years and an aggregate capacity of approximately 5,117,000 dwt:

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, November 5, 2026 at 8:30 a.m. Eastern Time to discuss its 2026 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the call by phone, please register via the live call registration link, https://events.q4inc.com/analyst/286649694?pwd=bDtml1P4, and you will be provided with dial-in instructions and details. Please dial in at least 10 minutes prior to 8:30 a.m. Eastern Time to ensure a prompt start to the call. The conference call will be broadcast live and available for replay on the Company’s website: http://www.gencoshipping.com.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) military actions, terrorism, or piracy, including without limitation the ongoing conflicts in Ukraine and Iran, related attacks on commercial vessels, and other conflicts in the Middle East; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2026 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; (xxiii) trade conflicts,  the imposition or modification of port fees, tariffs and other import restrictions, and the effectiveness and cost of any measures the Company may adopt to avoid or mitigate the impact of the foregoing, including alternate trade routes and repositioning vessels; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. Our Q4 2026 estimated dividend range is based on TCE estimates to date and estimated expense levels as detailed above under “Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy” and “Dividend Policy” and in the appendix to our Q3 2026 earnings presentation to posted on our website on November 4, 2026 under “Investors – Events and Presentations.”  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550